EXHIBIT 3.178

ARTICLES OF INCORPORATION

I.	The undersigned agrees to become a corporation by the name of:

            VERA MINING COMPANY

II.	The existence of this corporation shall be perpetual.

III.	The objects and purposes for which this corporation is formed are as follows:

1.	To acquire by purchase, lease or otherwise, coal lands, coal seams and deposits and all necessary mine and mineral rights, privileges, easements, and franchises for the mining, removal, operation and marketing of coal, and to operate and develop coal mines and to manufacture any product of coal and to market the same.

2.	To cut, remove and manufacture timber, lumber or other products of timber, and to engage in the business of mining, quarrying, preparing for market and selling all minerals and mineral substances, stone and the products thereof of any sort.

3.	To purchase or otherwise acquire lands and interests in lands, whether in leasehold, in fee, or otherwise, situate within or without the State of West Virginia, and to own, hold, improve by buildings or otherwise, and to lease out or otherwise use for income purposes, or to encumber, sell or dispose of any such real estate or improvements, or any interest therein, or to lease the same either as landlord or tenant; to purchase, construct and otherwise acquire, and to own, maintain and operate buildings of any character; and to survey, subdivide, plat and improve lands for purposes of sale or otherwise.

4.	To transact any and all lawful business for which the corporation may be incorporated.

IV.	The principal office of this corporation shall be at Shannon Branch Mine, Capels, West Virginia, 24820.

V.	The name and address of the person to whom shall be sent notice or process served upon, a service of which is accepted by, the Secretary of State is:

Jack B. McNicol

107 Harper Park Drive

P. O. Box 1835

Beckley, WV 25801

VI.	The name and address of the incorporator is:

Stephanie J. Racin

707 Laurel Road

Charleston, WV 25314

VII.	The authorized capital stock of this corporation shall consist of One Hundred (100) shares with par value of Ten Dollars ($10.00) each.

VIII.	The initial board of directors of this corporation shall consist of the following persons:

Alan Belzer

40-50 East 10th Street

Apartment 7-J

New York, NY 10003

Anthony G. Cimei

980 Lawrence Avenue

Westfield, NY 07090

Karl W. Dieckmann

37 Overlook Trail

Morris Plains, NJ 07950

G. David Van Epps

9 Kennilworth Road

Convent Station, NJ 07961

IX.	The bylaws of this corporation, when adopted by the initial board of directors, shall provide for a board of directors which may consist of any number of persons provided for in said bylaws, or such number of persons as may be determined from time to time by the shareholders of the corporation.

X.	Dividends may be declared and paid in cash out of the depletion reserves, but each such dividend shall be identified as a distribution of such reserves and the amount per share paid from such reserves shall be disclosed to the shareholders receiving the same concurrently with the distribution thereof.

The undersigned, for the purpose of forming a corporation under the laws of the State of West Virginia, does hereby make and file these Articles of Incorporation, and has accordingly hereunto set her hand this 18th day of December, 1979.

/s/ Stephanie J. Racin

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

VERA MINING COMPANY

Pursuant to the provisions of Section 31, Article 1, Chapter 31 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

XI.	The name of the corporation is VERA MINING COMPANY.

XII.	The following resolution amending the Articles of Incorporation was adopted by the sole shareholder of the corporation on the 11th day of March, 1980, in the manner prescribed by Section 107, Article 1, Chapter 31, of the Code of West Virginia:

RESOLVED, that the Articles of Incorporation of Vera Mining

Company be, and they hereby are, amended by changing the name of the corporation to “SHANNON-POCAHONTAS MINING

COMPANY”.

XIII.	At the time of the adoption of the amendment, the corporation had issued and outstanding 100 shares of common stock, all of which shares were entitled to vote on the amendment. There were no shares entitled to vote by class.

XIV.	The number of shares voted for such amendment was 100; the number of shares voted against such amendment was none.

XV.	Pursuant to Section 73, Article 1, Chapter 31 of the Code of West Virginia, 1931, as amended, it is disclosed that all actions required to be taken by the shareholders or directors of this corporation to authorize the amendment were taken by unanimous written agreement in lieu of a meeting.

Dated March 11, 1980

VERA MINING COMPANY

By	/s/ James L. Joyce
President and

By	/s/ Wm Blair Massey
Secretary

ARTICLES OF AMENDMENT prepared by:

Spilman, Thomas, Battle & Klostermeyer

P. O. Box 273

Charleston, West Virginia 25321

ARTICLES OF AMENDMENT

to

RESTATED ARTICLES OF INCORPORATION

of

SHANNON-POCAHONTAS MINING COMPANY

Pursuant to the provisions of Section 31, Article 1, Chapter 31 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Shannon-Pocahontas Mining Company.

SECOND: The following Amendment(s) to the Articles of Incorporation was adopted by the shareholders (Note 1) of the corporation as of August 1, 1981, in the manner prescribed by Section 107 and 147, Article 1, Chapter 31.

RESOLVED, that Article I of the Corporation’s Restated Articles of Incorporation be amended in its entirety to read as follows:

“I. The name of the Corporation is Shannon-Pocahontas Coal Corporation.”

THIRD: The number of shares of the corporation outstanding at the time of such adoption was 100; and the number of shares entitled to vote thereon was 100.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

(Note 2)

CLASS	Number of Shares
Common	100

FIFTH: The number of shares voted for such amendment was 100 being all of the issued and outstanding capital shares of the Corporation and the number of shares voted against such amendment was none. (Note 2)

SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment(s), respectively, was:

	Number of Shares Voted
CLASS	For	Against
Common	100	0

Shannon-Pocahontas Minng (Note 4)
Company

By:	/s/ James L. Joyce
Its	President

and

/s/ Wm. Blair Massey
Its	Secretary

Articles of Amendment prepared by:

Charles O. Gage, Esq.

1500 One Valley Square

P. O. Box 553

Charleston, West Virginia 25322

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